UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schjerven, Robert E.
   812 Woodhaven Rd.
   Highland Village, TX  75067
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-  3.Trans- 4.Securities Acquired(A)        5)Amount of            6)Owner-      7)Nature of
                             action    action   or Disposed of (D)              Securities             ship Form:    Indirect
                             Date      Code                   A                 Beneficially           Direct (D)    Beneficial
                             (Month/                            or              Owned at               or            Ownership
                             Day/Year) Code V   Amount        D    Price        End of Month           Indirect (I)
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
Common Stock, par value      5/17/02   A(1) V   70,800        A                 453,755                D
$.01 per share


                                                               1




Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion    3)Trans-   4)Trans-         5)Number of Derivative   6)Date Exercisable and
Security                     or Exercise     action     action           Securities Acquired (A)  Expiration Date
                             Price of        Date       Code             or Disposed of (D)
                             Derivative                 ----------------------------------------------------------------------------
                             Security                   Code  V          A                D       Date Exercisable Expiration Date
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
Non-Qualified Stock Option   $16.21          5/17/02    A     V          209,976                  (2)              12/13/08
(right to buy)




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                8)Price     9)Number of   10)Ownership      11)Nature of
Security                     action    of Underlying                     of Deri-    Derivative    Form of Deriv-    Indirect
                             Date      Securities                        vative      Securities    ative Security    Beneficial
                                                              Amount or  Security    Beneficially  Direct (D) or     Ownership
                                                              Number of              Owned at      (D) or Indirect
                                        Title                 Shares                 End of Month  (I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   5/17/02   Common Stock, par      209,976                209,976        D
(right to buy)                         value $0.01 per share





Explanation of Responses:

(1) Restricted Share Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
 -  Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert E. Schjerven
DATE 6/7/02